Exhibit 99.1

EXECUTION VERSION

Collectors Universe, Inc.

1610 E. St. Andrew Place, Suite 150

Santa Ana, CA 92705

September 28, 2020

Alta Fox Capital Management LLC

640 Taylor Street, Suite 2522

Fort Worth, TX 76102

Attn:Connor Haley, Managing Partner

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Collectors Universe, Inc. (“Company”) and (b) Alta Fox Capital Management LLC (“Alta Fox”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Alta Fox, the “Alta Fox Signatories”). Company and the Alta Fox Signatories are collectively referred to as the “Parties.” The Alta Fox Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Alta Fox Signatory are collectively referred to as the “Alta Fox Group.”

1. New Independent Director. Effective as of the date of this Agreement, Company’s Board of Directors (the “Board”) will take all action necessary (including increasing the size of the Board) to appoint Lorraine Bardeen (the “New Director”) as a director with a term expiring at Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”).

2. Composition of the Board.

(a) Existing Directors. Two of the directors serving on the Board as of September 13, 2020, have informed the Board that they will not stand for re-election to the Board at the 2020 Annual Meeting.

(b) Nomination of the New Director at the 2020 Annual Meeting. Company will take all action necessary to include the New Director on the Board’s slate of director nominees standing for election at the 2020 Annual Meeting. If the New Director is included on the Board’s slate of director nominees at the 2020 Annual Meeting, then Company will recommend that Company’s stockholders vote, and will solicit proxies, in favor of the election of the New Director at the 2020 Annual Meeting and otherwise support the New Director for election in a manner no less rigorous and favorable than the manner in which Company supports its other director nominees at the 2020 Annual Meeting.

(c) Chairman. Prior to the date of this Agreement, Bruce A. Stevens has resigned as the chairman of the Board but continues to serve as a director.

3. Replacement of the New Director. During the Restricted Period (as defined below) but subject to paragraph 4, if the New Director ceases to be a member of the Board for any reason, then Alta Fox will have the right to identify (and, subject to the next sentence of this paragraph 3, the Board will take all action necessary to promptly, and in any event within five Business Days (as defined below), appoint) another person (a “Replacement Director”) to serve as a director in place of the New Director. Any Replacement Director must (a) be reasonably acceptable to the Board; (b) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal and regulatory requirements; (c) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market (“Nasdaq”); and (d) have complied with Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the Board’s Nominating and Governance Committee and the Board). Upon becoming a member of the Board, the Replacement Director will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the New Director under this Agreement.

4. Termination of Certain Obligations. Company’s obligations under paragraph 3 and paragraph 6 will immediately terminate upon the earliest of: (a) the Alta Fox Group no longer beneficially owning shares of Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least three percent of Company’s then-outstanding common stock; (b) any Restricted Person (as defined below) breaching this Agreement and such breach is not cured (if capable of being cured) within 15 days after receipt by Alta Fox from Company of written notice specifying the breach; or (c) the submission by any Restricted Person of any director nominations in connection with any meeting of Company’s stockholders.

5. Timing of the 2020 Annual Meeting. Company will use commercially reasonable efforts to hold the 2020 Annual Meeting no later than December 15, 2020.

6. Size of the Board. Beginning with the closing of the polls at the 2020 Annual Meeting and continuing through the remainder of the Restricted Period, the Board will be comprised of no more than eight directors.

7. Committee Matters.

(a) New Director Committee Memberships. The New Director will initially be appointed to one of the Board’s standing committees and as chair of Strategy Committee (as defined below).

(b) Strategy Committee. Within 30 days of the date of this Agreement, the Board will take all action necessary to form a strategy committee (the “Strategy Committee”). The Strategy Committee’s role will be to explore strategies and opportunities for operational improvements to increase and sustain the Company’s growth and profitability. The Strategy Committee will regularly report to the Board regarding its findings and recommendations. The Strategy Committee will be empowered to retain the services of an appropriate consulting firm to assist the Strategy Committee with its work.

(c) Future Committees. Subject to Company’s corporate governance guidelines, as they may be amended from time to time (the “Guidelines”), the listing rules of Nasdaq and applicable law, the Board and all applicable committees of the Board will take all action necessary to ensure that each new committee of the Board formed after the date of this Agreement and during the Restricted Period includes the New Director as one of its members.

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8. Investor Engagement. Company will use commercially reasonable efforts (a) to obtain coverage by at least one sell-side analyst within six months of the date of this Agreement; (b) during calendar year 2021 to attend and participate in at least two small-cap investor conferences sponsored by any of Roth Capital Partners, LLC, LD Micro, Sidoti & Company, LLC or Craig-Hallum Capital Group LLC (or other appropriate investor conferences); and (c) after calendar year 2021 to attend and participate, at the Company’s reasonable discretion, in a reasonable number of appropriate investor conferences.

9. Recusal. The Alta Fox Group understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the New Director be recused from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement.

10. Compliance with Laws and Company Policies. The Alta Fox Group acknowledges that the New Director will be governed by the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and the Guidelines, in each case in effect and as amended from time to time.

11. No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Company and the Alta Fox Group each acknowledge that the New Director, during the New Director’s service as a director of Company, will not be prohibited from acting in the New Director’s capacity as a director or from complying with the New Director’s fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

12. Director Benefits. The New Director will be entitled to the same director benefits as other members of the Board, including (a) compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

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13. Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, Alta Fox will cause all Voting Securities (as defined below) that are beneficially owned by the members of the Alta Fox Group to be (a) present for quorum purposes, if applicable; and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent. Notwithstanding the foregoing, (A) if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends a vote inconsistent with the recommendation of the Board at any annual or special meeting of Company’s stockholders with respect to (1) Company’s “say-on-pay” proposal or (2) any other proposal (other than the election or removal of directors), then the members of the Alta Fox Group will be permitted to vote in accordance with the recommendation of ISS or Glass Lewis; and (B) the members of the Alta Fox Group will be permitted to vote in their sole discretion on any proposals related to an Extraordinary Transaction (as defined below).

14. Standstill. During the Restricted Period, Alta Fox will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a) with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”), including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c) with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;

(d) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

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(e) (i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records of Company;

(f) other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(g) (i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) knowingly solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) prior to such proposal becoming public, publicly comment on any proposal regarding any Extraordinary Transaction by a Third Party (it being understood that this clause (g) will not restrict any Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);

(h) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that the foregoing will not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process;

(i) take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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(j) sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(k) engage in any short sale or similar transaction with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company (it being understood that the restrictions in this clause (k) will not apply to the sale of put options or other option-related contracts);

(l) other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(m) make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives, or any of its or their respective businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of the other or its businesses, products or services (including any statements regarding Company’s strategy, operations, performance, products or services), it being understood that this clause (m) will not restrict the ability of any Restricted Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person; or (ii) enforce such Restricted Person’s rights pursuant to this Agreement;

(n) compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities;

(o) other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

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(p) acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Alta Fox Group in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of more than 9.9 percent of the then-outstanding Voting Securities (including, for purpose of this calculation, all Voting Securities that such member of the Alta Fox Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities); or

(q) other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Third Party that, to the knowledge of any member of the Alta Fox Group (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (q) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

15. Withdrawal of Nominations. The Alta Fox Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, Alta Fox Opportunities Fund LP will be deemed to have irrevocably withdrawn its nomination of candidates for election as directors of Company set forth in its letter to Company dated June 18, 2020.

16. Non-Disparagement by Company. During the Restricted Period, Company will not, and will direct its directors, officers and employees not to, make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of any member of the Alta Fox Group or any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives. This paragraph 16 will not restrict the ability of any Person to (a) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person; or (b) enforce such Person’s rights pursuant to this Agreement.

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17. Compliance with this Agreement. Alta Fox will cause the Restricted Persons to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).

18. Expense Reimbursement. Within five Business Days of the receipt of appropriate documentation, Company will reimburse the Alta Fox Group for its reasonable and documented out-of-pocket legal expenses (up to a maximum of $150,000) incurred by the Alta Fox Group in connection with the negotiation and execution of this Agreement and related matters. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.

19. Public Disclosure.

(a) Press Release. No later than 5:30 p.m., Pacific time, on September 29, 2020, Company and Alta Fox will issue a joint press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor the members of the Alta Fox Group will make any public statements with respect to the matters covered by this Agreement (including in the Schedule 13D (as defined below) or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

(b) Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Alta Fox and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Alta Fox or its counsel. The Form 8-K will include this Agreement as an exhibit.

(c) Amended Schedule 13D. The Alta Fox Group will promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to its Schedule 13D (the “Amended Schedule 13D”) with respect to Company reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D will be consistent with this Agreement. The Alta Fox Group will provide Company and its counsel with reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and will consider in good faith any changes proposed by Company or its counsel. The Amended Schedule 13D will include this Agreement as an exhibit.

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20. Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (c) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (d) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act; (e) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, it being understood that whether shares constitute Net Long Shares will be decided by the Board in its reasonable determination; (g) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is 30 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for Company’s 2021 Annual Meeting of Stockholders; (h) “Restricted Persons” means the members of the Alta Fox Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Alta Fox Group; and (i) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

21. Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

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22. Representations of the Alta Fox Group. Each of the Alta Fox Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Alta Fox or any of the Alta Fox Signatories are bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, and no other member of the Alta Fox Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. Alta Fox represents that as of the date of this Agreement, the Alta Fox Group is the beneficial owner of an aggregate of 496,945 shares of Company’s common stock.

23. Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

24. Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

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25. Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

26. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

27. Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 30 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

28. Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

29. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

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30. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 30 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 30 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 30, provide updated information for notices pursuant to this Agreement.

If to Company:

Collectors Universe, Inc. 1610 E. St. Andrew Place, Suite 150 Santa Ana, CA 92705
Attn:	Joe Orlando, President and Chief Executive Officer
Email:	joe@collectors.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94063
Attn:	David J. Berger Douglas K. Schnell
Email:	dberger@wsgr.com, dschnell@wsgr.com

If to the Alta Fox Group:

Alta Fox Capital Management LLC 640 Taylor Street, Suite 2522 Fort Worth, TX 76102
Attn:	Connor Haley
Email:	connor@altafoxcapital.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019
Attn:	Andrew Freedman
Email:	afreedman@olshanlaw.com

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31. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

32. Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

33. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

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Very truly yours,

COLLECTORS UNIVERSE, INC.

By:	/s/ Joe Orlando
	Name:	Joe Orlando
	Title:	CEO

ACCEPTED AND AGREED
as of the date written above:

ALTA FOX OPPORTUNITIES FUND, LP

By:	Alta Fox GenPar, LP, its general partner

By:	/s/ P. Connor Haley
	Name:	P. Connor Haley
	Title:	Authorized Signatory

ALTA FOX SPV 1, LP

By:	Alta Fox GenPar, LP, its general partner

By:	/s/ P. Connor Haley
	Name:	P. Connor Haley
	Title:	Authorized Signatory

ALTA FOX GENPAR, LP

By:	Alta Fox Equity, LLC, its general partner

By:	/s/ P. Connor Haley
	Name:	P. Connor Haley
	Title:	Authorized Signatory

[Signature Page to Letter Agreement]

ALTA FOX EQUITY, LLC

By:	P. Connor Haley, its manager

By:	/s/ P. Connor Haley
	Name:	P. Connor Haley
	Title:	Authorized Signatory

ALTA FOX CAPITAL MANAGEMENT, LLC

By:	P. Connor Haley, its manager

By:	/s/ P. Connor Haley
	Name:	P. Connor Haley
	Title:	Authorized Signatory

P. CONNOR HALEY

/s/ P. Connor Haley

EXHIBIT A

Form of Press Release

[see attached]

Collectors Universe Appoints Two New Independent Directors

Appoints Lorraine G. Bardeen and Jennifer H. Leuer as Independent Directors

Enters into Settlement Agreement with Alta Fox Capital Management

Appoints A.J. “Bert” Moyer as Chairman of the Board

NEWPORT BEACH, Calif., SEPT. 29, 2020 – Collectors Universe, Inc. (NASDAQ: CLCT) (the “Company”), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced the appointment of Lorraine G. Bardeen to its Board of Directors (the “Board”), effective immediately. In connection with her appointment, the Company has entered into a settlement agreement with Alta Fox Capital Management, LLC (“Alta Fox”), which owns approximately 5.4% of Collectors Universe’s outstanding shares.

Separately, the Board also announced the appointment of Jennifer H. Leuer to the Collectors Universe Board of Directors, effective immediately.

Ms. Bardeen serves as VP and Chief Technology Officer of World Wide Enterprise and Commercial Industries at Microsoft, where she acts as a technical and strategy advisor. She brings significant experience in driving technical innovation and leading teams at a global organization. Ms. Bardeen will chair a newly formed Strategy Committee that will explore ways to use technology to enhance value for customers and shareholders.

Ms. Leuer serves as Chief Executive Officer of CyberScout, a cybersecurity and identity protection solutions firm. She brings more than 20 years of strategy and operations experience and has a strong understanding of how to launch, scale and optimize businesses. With the appointment of Ms. Bardeen and Ms. Leuer, the Board will comprise 10 directors, 9 of whom are independent.

The Board has also appointed A.J. “Bert” Moyer as Chairman of the Board. Mr. Moyer has a deep understanding of the Company, having served as an independent director since 2003, and brings significant managerial and financial experience to the role. Bruce A. Stevens will continue his service to the Board as a director following the conclusion of his tenure as Chairman. In addition, two current directors, Deborah A. Farrington and Joseph R. Martin, have informed the Board that they will not stand for re-election to the Board at the Company’s 2020 Annual Meeting. The Company thanks them for their service.

“We are pleased to have Lorraine and Jennifer join our Board as independent directors,” said A.J. “Bert” Moyer, Chairman of the Collectors Universe Board of Directors. “As the Company continues to focus on expanding its technological capabilities, their combined knowledge and expertise in digital strategy, business optimization and product development will be beneficial to the business. We look forward to their contributions.”

“We appreciate the constructive dialogue with Alta Fox over the past few months and believe that, together, we reached the best outcome for Collectors Universe and the Company’s shareholders,” said Joseph J. Orlando, President and Chief Executive Officer of Collectors Universe. “The agreement announced today further demonstrates our commitment to taking action to drive additional value for our stakeholders, including our shareholders. On behalf of the Board, I want to express my appreciation to Debby and Joe for their years of leadership and the many contributions they made to Collectors Universe.”

“We are pleased to reach this agreement,” said Connor Haley, Managing Partner of Alta Fox. “We remain excited about the future of Collectors Universe and are confident that this Board and management team can advance our common goal of increasing shareholder value.”

Pursuant to the agreement, Alta Fox will vote all of its shares in favor of each of the Company’s nominees at the 2020 Annual Meeting and has agreed to certain customary standstill provisions and voting commitments. The complete agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About Lorraine G. Bardeen

Lorraine Bardeen serves as VP and Chief Technology Officer of World Wide Enterprise and Commercial Industries at Microsoft, where she bridges technical innovation and creative process to simplify complex industry solutions. Prior to her current role, Ms. Bardeen held several managerial roles at Microsoft, including General Manager of Industry Solutions and Customer Success Dynamics 365 and Power Platform Engineering, General Manager of Engineering, D365 Mixed Reality and Computer Vision Apps and many more. She started her career as Senior Associate Consultant at PWC. She holds a Bachelor of Science in finance from Cornell University.

About Jennifer H. Leuer

Jennifer Leuer serves as Chief Executive Officer of CyberScout, where she oversees strategy, go-to-market success and product development. She is also a strategic advisor at joinREACH, a mobile app committed to rebuilding trust between customers and brands through mutually beneficial relationships, and a current board member at BigRentz, Inc. Prior to CyberScout, Ms. Leuer held various roles at Experian, a multinational consumer credit reporting company, most recently serving as President of Partner Solutions, where she transformed the partners solutions business into a dynamic and fast-growing operating unit. She holds a Bachelor of Arts in communications from California State University, Fullerton and a Master of Business Administration from the University of California, Irvine.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company’s website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding Collectors Universe’s expectations, beliefs or views about its future performance, trends in its business and in its markets, and future opportunities, all of which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which its business and its markets are subject, Collectors Universe’s future financial performance may differ, possibly significantly, from expectations regarding its future financial performance that are expressed in, or that may be implied or inferred from the discussion of its operating results in this news release. Those risks and uncertainties, and their possible impact on Collectors Universe’s future financial performance, include, but are not limited to, the following: Collectors Universe’s continued dependence on its coins, and cards and autographs businesses, which historically have generated more than 90% of its total consolidated revenues and a substantial portion of its operating income, which make its operating results more vulnerable to conditions that could adversely affect those businesses, such as the volatility of precious metals prices that could adversely affect its coin revenues; the risk that the prolonged effects of COVID-19, and the business closures and travel restrictions that have been imposed in response to that outbreak, will adversely affect Collectors Universe’s revenues and operating performance, and could cause it to incur operating losses and declines in cash flows; the risk that it may become necessary for Collectors Universe to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of its control, such as the continued effects of COVID-19 and resulting adverse economic or market conditions, as well as its financial performance and the cash needs of its business in the future; the risk that domestic or international economic conditions may deteriorate as a result of events outside of Collectors Universe’s control, which could lead to reductions in the demand for its collectibles authentication and grading services and, consequently, in its revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for Collectors Universe’s services; the risks that claims under Collectors Universe’s coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves that it maintains for such claims will prove to be inadequate, which could cause its gross profit margin and operating results to decline or cause it to incur operating losses; the risk that Collectors Universe’s strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling it to improve profitability or may even cause it to incur significant losses; and the risks and added complexity of conducting business overseas.

Additional information regarding these risks and other risks and uncertainties to which its business is subject is contained in Item 1A, entitled “Risk Factors”, in Collectors Universe’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020, which it filed with the SEC on August 26, 2020. Readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, Collectors Universe’s financial results in the future may differ from those currently expected due to additional risks and uncertainties of which it is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to the aforementioned risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred, in this news release or in Collectors Universe’s Annual or Quarterly Reports filed with the SEC, which speak only as of their respective dates. Collectors Universe disclaims any obligation to update or revise any of the forward-looking statements contained in this news release or in its Annual or Quarterly Reports that it has filed with the SEC as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts

Shelton Group

Leanne K. Sievers

949-224-3874

sheltonir@sheltongroup.com

MacKenzie Partners, Inc.

Bob Marese

212-929-5405

bmarese@mackenziepartners.com